EXHIBIT 2.4

SECOND

ADDENDUM TO

ASSET AGREEMENT

(“Second Addendum”)

This Second Addendum is made and entered into this 10th day of May 2004 by and between GLOBAL EPOINT, INC. (“Global”)), and GREENICK, INC. doing business as AIRWORKS, INC. (“Greenick”) to amend modify and supplement that ASSET AGREEMENT (“AA”) made and entered into as of the 15th day of April, 2004. All definitions in the AA shall apply in this Addendum.

1. Increase in Global Payment. The parties agree that the Global Payment shall be increased by the sum of One Hundred Sixty Nine Thousand One Hundred Thirty Dollars ($169,130) to a total Global Payment of Three Million Four Hundred Sixty Nine Thousand One Hundred Thirty Dollars ($3,469,130).

2. Credit for Advance of Funds. Global has or will advance the sum of One Hundred Sixty Nine Thousand One Hundred Thirty Dollars ($169,130) for Greenick payroll costs incurred prior to the Closing Date. Global shall receive a credit against the Global Payment equal to the One Hundred Sixty Nine Thousand One Hundred Thirty Dollars ($169,130) advanced or to be advanced.

3. Adjustments. If for any reason Global advances less than the said One Hundred Sixty Nine Thousand One Hundred Thirty Dollars ($169,130), then the amount of the increase in the Global Payment provided for in Section 1 hereof shall be reduced to the amount so advanced and the Credit against said Global Payment as provided for in Section 2 hereof shall be similarly reduced to the amount so advanced.

4. Reaffirmation. The parties hereby reaffirm all terms, agreements, covenants and conditions set forth in the AA, except as expressly addressed herein.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the duly authorized officers of each of the parties have executed this Addendum.

GLOBAL

GLOBAL EPOINT, INC.

By:	/s/ Toresa Lou
Its:	CEO

GREENICK

GREENICK, INC. doing business as

AIRWORKS, INC.

By:	/s/ Ricky Frick
Its:	President & CEO

CONSENTS

Avalon Funding Corporation

By:	/s/ Jay Haldeman	Date: May 7, 2004
Its:	President

Pacific Business Capital Corporation

By:	/s/ Bernerd J. Hiltner	Date: 5/10/04
Its:	CEO